Leafly Regains Compliance with Nasdaq Minimum Bid Price Requirement

SEATTLE – Leafly Holdings, Inc. (“Leafly” or “the Company”) (NASDAQ: LFLY), a leading online cannabis discovery marketplace and resource for cannabis consumers, today announced that on September 29, 2023, it received formal notice from The Nasdaq Stock Market LLC (“Nasdaq”) confirming Leafly has regained compliance with the minimum bid price rule set forth in Nasdaq Listing Rule 5550(a)(2) (the “Rule”).

On November 2, 2022, Leafly received notification from Nasdaq that the Company was not in compliance with the Rule. To regain compliance with the Rule, the Company’s common shares were required to maintain a minimum closing bid price of $1.00 for at least 10 consecutive business days, which was achieved on September 25, 2023. As a result, the listing matter is now closed.

Leafly will continue to be listed and traded on the Nasdaq Capital Market.

About Leafly

Leafly helps millions of people discover cannabis each year. The company's powerful tools help shoppers make informed purchasing decisions and empower cannabis businesses to attract and retain loyal customers through advertising and technology services. Learn more at Leafly.com or download the Leafly mobile app through Apple’s App Store or Google Play.

Contacts

Media

Josh deBerge

josh.deberge@leafly.com

206-445-9387

Investors

Stacie Clements

IR@leafly.com

Source: Leafly Holdings, Inc.